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                                                                    EXHIBIT 99.5

                            GRANITE FINANCIAL, INC.
                     16100 TABLE MOUNTAIN PARKWAY, SUITE A
                             GOLDEN, COLORADO 80403

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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 24, 1998

TO THE STOCKHOLDERS OF GRANITE FINANCIAL, INC.:

     A Special Meeting of Stockholder of Granite Financial, Inc., a Delaware corporation ("Granite"), will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the offices of Granite, 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403 (the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 17, 1997 (the "Merger Agreement"), by and among Granite, Fidelity National Financial, Inc., a Delaware corporation ("Fidelity") and Granite Acquisition Corp., a newly-formed, wholly-owned subsidiary of Fidelity ("Merger Sub"), and the merger (the "Merger") of Merger Sub with and into Granite, as a result of which Granite will become a wholly-owned subsidiary of Fidelity and each outstanding share of Granite Common Stock (other than treasury shares and shares owned by Fidelity or its subsidiaries), will be converted into
     0.7711 shares of Common Stock, par value $.0001, of Fidelity (subject to adjustment as provided in the Merger Agreement); and

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only stockholders of record of Granite Common Stock at the close of business on January 16, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of Granite Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          William A. Wiese,
                                          Secretary

Golden, Colorado
January 16, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.